Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258963

PROSPECTUS

REE AUTOMOTIVE LTD

39,041,351 Class A Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 30,000,000 of our Class A ordinary shares, without par value (“Class A Ordinary Shares”), purchased in a private placement in connection with our Merger, (B) up to 6,431,250 Class A Ordinary Shares (the “Sponsor Shares”) issued to 10X Capital SPAC Sponsor I LLC (the “Sponsor”) in connection with the consummation of the Business Combination (as defined below), including Anti-Dilution Shares (as defined below), in each case, in exchange for Class A common stock, par value $0.0001 per share (the “10X Class A Common Stock”), of 10X Capital Venture Acquisition Corp, a Delaware corporation (“10X Capital”), (C) up to 250,000 Class A Ordinary Shares issued to an affiliate of Cowen and Company, LLC (“Cowen”) in consideration for advisory services provided by Cowen in connection with the Business Combination, and (D) up to 2,360,101 Class A Ordinary Shares issued to Magna International Inc. pursuant to the terms of a strategic collaboration agreement.

The Class A Ordinary Shares have one vote per share. Our Class B ordinary shares, no par value (the “Class B Ordinary Shares”), have 10 votes per share. As of September 13, 2022, the Class B Ordinary Shares are held by our Founders and each Founder holds a number of shares that grant him approximately 39% of our total voting power individually and 78% acting together. The Class B Ordinary Shares do not have any economic rights. See “Description of Securities - Description of Ordinary Shares - Class B Ordinary Shares”.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Ordinary Shares. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Ordinary Shares. See “Plan of Distribution.”

Our Class A Ordinary Shares are listed on The Nasdaq Global Market under the symbol “REE”. On September 16, 2022, the last reported sales price of our Ordinary Shares was $1.22 per share.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary - Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2022.

No one has been authorized to provide you with information that is different from that contained in this prospectus or any free writing prospectus filed by us. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell securities from time to time and in one or more offerings. Any prospectus supplement or free writing prospectus that we file in connection with any specific offering by the Selling Securityholders may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on its respective cover page and that any information incorporated by reference into any of the foregoing is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: we have not done anything that would permit offerings under this prospectus, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside of the United States.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” “ours,” and “REE” refer to REE Automotive Ltd., a company organized under the laws of the State of Israel. In this prospectus:

“10X Capital” means 10X Capital Venture Acquisition Corp., a Delaware corporation.

“10X Capital Class A Common Stock” means 10X Capital’s Class A common stock, par value $0.0001 per share.

“10X Capital Class B Common Stock” means 10X Capital’s Class B common stock, par value $0.0001 per share.

“Amended and Restated Articles” means the amended and restated articles of association of REE Automotive Ltd.

“Anti-Dilution Shares” means a number of additional 10X Capital Class A Common Stock, received by the holders of 10X Capital Class B Common Stock upon conversion of 10X Capital Class B Common Stock into 10X Capital Class A Common Stock, equal to 25% of the number of shares of 10X Capital Class A Common Stock issued to the PIPE Investors.

“Class A Ordinary Shares” means the Class A ordinary shares, without par value, of REE, having one vote per share.

“Class B Ordinary Shares” means the Class B ordinary shares, without par value, of REE, having 10 votes per share.

“Closing” means the closing of the transactions contemplated by the Merger Agreement and the PIPE Subscription Agreements, and “Closing Date” means July 22, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Time” means the effective time of the Merger pursuant to the Merger Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founders” means Daniel Barel and Ahishay Sardes, the founders of REE.

“Insiders” means the executive officers and directors of 10X Capital.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, by and among REE, 10X Capital, the Sponsor, the Insiders, and certain REE shareholders, pursuant to which REE has agreed to grant the other parties thereto registration rights in respect of their Class A Ordinary Shares and certain other REE securities, and whereby the Sponsor, certain shareholders of REE and the Founders, have each agreed, subject to the terms in the Investors’ Rights Agreement, to certain limitations on transferring their Ordinary Shares.

“IPO” means the initial public offering of Units of 10X Capital, consummated on November 27, 2020.

“Letter Agreement” means the Letter Agreement, by and between 10X Capital, the Insiders, the Sponsor and REE, pursuant to which the Sponsor waived its rights to receive certain Anti-Dilution Shares in excess of 2,900,000, and forfeited and surrendered 1,500,000 shares of 10X Capital Class A Common Stock on the second business day following the Merger.

“Merger” means the merger of Merger Sub with and into 10X Capital, with 10X Capital surviving the merger and becoming a wholly-owned subsidiary of REE, along with the other transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 3, 2021, by and among 10X Capital, REE and Merger Sub, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

“Merger Sub” means Spark Merger Sub Inc.

“Nasdaq” means the Nasdaq Stock Market.

“Ordinary Shares” means the Class A Ordinary Shares together with the Class B Ordinary Shares.

“PIPE Investors” means certain institutional accredited investors.

“PIPE Shares” means 30,000,000 shares of 10X Capital Class A Common Stock subscribed for and purchased by the PIPE Investors pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreements” means the subscription agreements entered into by the PIPE Investors, pursuant to which the PIPE Investors committed to subscribe for and purchase the PIPE Shares at a purchase price per share of $10.00.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means 10X Capital SPAC Sponsor LLC, a Delaware limited liability company, an initial stockholder of 10X Capital and the sole holder of 10X Capital Class B Common Stock.

“Sponsor Shares” means shares of 10X Capital Class B Common Stock, which were issued to the Sponsor prior to the IPO and convertible into shares of 10X Capital Class A Common Stock immediately prior to the Merger.

“Transaction” or “Transactions” means the transactions contemplated by the Merger Agreement and the PIPE Subscription Agreements that occurred at or immediately prior to the Closing, including the Merger.

“Units” means Units issued in the IPO, each consisting of one share of 10X Capital Class A Common Stock and one-half of one public warrant.

“UK” means the United Kingdom.

“U.S.” means the United States of America.

“U.S. dollar,” “USD,” “US$” and “$” mean the legal currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements regarding REE or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements in this prospectus may include, among other things, statements about REE’s strategic and business plans, technology, relationships, objectives and expectations for our business, the impact of trends on and interest in our business, intellectual property or product and its future results, operations, and financial performance and condition.

These forward-looking statements are based on information available as of the date of this prospectus or the date they are made, and current expectations, forecasts and assumptions. Although REE believes that the expectations reflected in forward-looking statements are reasonable, such statements involve unknown number of risks, uncertainties, judgments and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. These factors are difficult to predict accurately and may be beyond REE’s control. Forward-looking statements in this prospectus speak only as of the date made and REE undertakes no obligation to update its forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this communication may not occur.

Some factors that could cause actual results to differ include:

●	REE’s ability to commercialize its strategic plan;

●	REE’s ability to maintain and advance relationships with current Tier 1 suppliers and strategic partners;

●	development of REE’s advanced prototypes into marketable products;

●	REE’s ability to grow and scale manufacturing capacity through relationships with Tier 1 suppliers;

●	REE’s estimates of unit sales, expenses and profitability and underlying assumptions;

●	REE’s reliance on its UK Engineering Center of Excellence for the design, validation, verification, testing and homologation of its products;

●	REE’s limited operating history;

●	risks associated with plans for REE’s initial commercial production;

●	REE’s dependence on potential suppliers, some of which will be single or limited source; development of the market for commercial EVs;

●	intense competition in the e-mobility space, including with competitors who have significantly more resources;

●	risks related to the fact that REE is incorporated in Israel and governed by Israeli law;

●	REE’s ability to make continued investments in its platform;

●	the impact of the ongoing COVID-19 pandemic and any other worldwide health epidemics or outbreaks that may arise and adverse global conditions, including macroeconomic and geopolitical uncertainty;

●	the need to attract, train and retain highly-skilled technical workforce;

●	changes in laws and regulations that impact REE;

●	REE’s ability to enforce, protect and maintain intellectual property rights;

●	REE’s ability to retain engineers and other highly qualified employees to further its goals; and

●	other risks and uncertainties set forth in the sections “Risk Factors” in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company”, “we,” “our,” “us” and other similar terms refer to REE Automotive Ltd. and our consolidated subsidiaries.

General

REE Automotive Ltd. was incorporated on January 16, 2011, as a company limited by shares under the laws of the State of Israel. We are registered under the Israeli Companies Law, 5759-1999 and registered with the Israeli Registrar of Companies under registration number 51-455733-9. REE’s principal executive offices are located at Kibbutz Glil-Yam 4690500, Israel, and our telephone number is +972 (77) 899-5200. Our registered agent for service of process is Puglisi & Associates located at 850 Library Avenue, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

On February 3, 2021, REE entered into the Merger Agreement with 10X Capital and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into 10X Capital, with 10X Capital surviving the Merger.

On February 3, 2021, concurrently with the execution of the Merger Agreement, REE and 10X Capital entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and 10X Capital agreed to issue and sell to such PIPE Investors, an aggregate of 30,000,000 10X Capital Class A Common Stock at $10.00 per share for gross proceeds of approximately $300 million (the “PIPE Financing”) on the closing date, which were converted into approximately 30,000,000 Class A Ordinary Shares upon the consummation of the Merger. The PIPE Financing closed immediately prior to the Merger.

On July 22, 2021 (the “Closing Date”), the Merger was consummated with 10X Capital becoming a wholly-owned subsidiary of REE, and the security holders of 10X Capital becoming security holders of REE. Following the closing of the PIPE Financing, and after giving effect to redemptions of shares by shareholders of 10X Capital and payment of transaction expenses, the transactions described above generated approximately $285 million for REE (resulting in total cash on hand of over $300 million).

Our website is www.ree.auto. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website in this prospectus solely for informational purposes. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

REE is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, REE is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find REE’s securities less attractive as a result, there may be a less active trading market for REE’s securities and the prices of REE’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. REE has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, REE, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of REE’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

REE will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Merger, (b) in which REE has total annual gross revenue of at least $1.07 billion, or (c) in which REE is deemed to be a large accelerated filer, which means the market value of REE’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which REE has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

REE is a “foreign private issuer” under SEC rules. Consequently, REE is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. REE filed its annual report on Form 20-F for the year ended December 31, 2021 with the SEC on March 28, 2022, and will be required to file its annual report on Form 20-F for the year ending December 31, 2022 with the SEC by April 30, 2023. In addition, REE will furnish reports of foreign private issuer on Form 6-K to the SEC regarding certain information required to be publicly disclosed by REE in Israel or that is distributed or required to be distributed by REE to its shareholders.

Based on our foreign private issuer status, REE will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. REE will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, REE officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Class A Ordinary Shares.

Despite the initial exemption due to our foreign private issuer status, following the consummation of the Merger, REE nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

THE OFFERING

Securities offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 39,041,351 Class A Ordinary Shares.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the Ordinary Shares registered under this prospectus for resale.

Shares outstanding	As of September 13, 2022, we had 240,571,718 Class A Ordinary Shares issued and outstanding and 83,417,110 Class B Ordinary Shares issued and outstanding. The number of Ordinary Shares outstanding prior to this prospectus reflects the forfeiture by the Sponsor of 1,500,000 Anti-Dilution shares pursuant to the terms of the Letter Agreement, 105,952,283 Class A Ordinary Shares issuable upon the exercise of options granted under our equity incentive plans with a weighted average exercise price of $0.19 per share, and 2,126,902 Class A Ordinary Shares issuable upon the exercise of restricted share units granted under our equity incentive plans.

Voting Rights	The Class A Ordinary Shares each have one vote per share. The REE Class B Ordinary Shares each have 10 votes per share. All of the Class B Ordinary Shares are held by the founders of REE (the “Founders”) who each have approximately 39% of the voting power and collectively have approximately 78% of the voting power of REE. The Class B Ordinary Shares will be suspended and have no further voting rights with respect to any Founder who: (i) holds less than 33% of the Class A Ordinary Shares held by such Founder immediately following the closing of the Business Combination (including those underlying vested and unvested options); (ii) whose employment as an executive officer is terminated other than for cause or who resigns as an officer of us and also ceases to serve as a director; (iii) who dies or is permanently disabled, except that if the other Founder holds Class B Ordinary Shares at such time, then the Class B Ordinary Shares held by the Founder who dies or is permanently disabled will automatically be transferred to the other Founder; or (iv) whose employment as an executive officer is terminated for cause. A termination for cause requires a unanimous decision of our board of directors of other than the affected Founder. In addition, all of the Class B Ordinary Shares will automatically be suspended upon transfer to a non-permitted transferee or the tenth anniversary of the closing of the Business Combination.

Use of proceeds	We will not receive any of the proceeds from the sale of the Ordinary Shares by the Selling Securityholders.

Nasdaq ticker symbol	Our Ordinary Shares are listed on Nasdaq under the symbol “REE”.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks in our then-most recent annual report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus or any prospectus supplement hereto. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

DESCRIPTION OF SECURITIES

Description of Ordinary Shares

General

This section summarizes the material rights of REE shareholders under Israeli law, and the material provisions of REE’s Amended and Restated Articles.

Share Capital

The authorized share capital of the company consists of 1,000,000,000 Class A Ordinary Shares, without par value, and 83,417,110 Class B Ordinary Shares, without par value. As of September 13, 2022, we had 240,571,718 Class A Ordinary Shares issued and outstanding, 83,417,110 Class B Ordinary Shares issued and outstanding, 105,952,283 Class A Ordinary Shares underlying outstanding options under REE’s equity incentive plans, at a weighted average exercise price of $0.19 per share, of which 100,549,109 were vested and exercisable, and 2,126,902 Class A Ordinary Shares underlying outstanding restricted share units under REE’s equity incentive plans, at a weighted average grant date fair value of $3.71 per share, of which none were vested and exercisable.

All of the outstanding Ordinary Shares are validly issued, fully paid and non-assessable. The Ordinary Shares are not redeemable and do not have any preemptive rights.

Other than with respect to Class B Ordinary Shares, REE’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. REE may also issue and redeem redeemable securities on such terms and in such manner as REE’s board of directors shall determine.

The following descriptions of share capital and provisions of the Amended and Restated Articles are summaries and are qualified by reference to our Amended and Restated Articles.

Registration Number and Purposes of the Company

REE is registered with the Israeli Registrar of Companies. REE’s registration number is 51-455733-9. REE’s affairs are governed by its Amended and Restated Articles, applicable Israeli law and specifically, the Companies Law. REE’s purpose as set forth in its Amended and Restated Articles is to engage in any lawful act or activity.

Class A Ordinary Shares

Voting Rights

Holders of Class A Ordinary Shares are entitled to cast one vote per each Class A Ordinary Share held as of the applicable record date. Generally, holders of all classes of Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by REE shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Transfer of Shares

Fully paid Class A Ordinary Shares are issued in registered form and may be freely transferred under its Amended and Restated Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Ordinary Shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles or the laws of the State of Israel, except for ownership by nationals of some countries that at the time are, or have been, in a state of war with Israel.

Dividend Rights

REE may declare a dividend to be paid to the holders of Class A Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. REE’s Amended and Restated Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by its board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If REE does not meet such criteria, then it may distribute dividends only with court approval. In each case, REE is only permitted to distribute a dividend if its board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent REE from satisfying its existing and foreseeable obligations as they become due.

Liquidation Rights

In the event of REE’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Class A Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Repurchase

Class A Ordinary Shares may be repurchased subject to compliance with the Companies Law, in such manner and under such terms as its board of directors shall determine.

Class B Ordinary Shares

Issuance of Class B Ordinary Shares

Class B Ordinary Shares may be issued only to, and registered in the names of, Daniel Barel and Ahishay Sardes and (i) any entities wholly-owned by a Founder, (ii) a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree, or (iii) the other Founder solely upon the death or permanent disability of the other Founder; provided that in the case of subparagraphs (i) and (ii) the Founder retains the sole power to vote the Class B Ordinary Shares held by such entity or spouse (collectively, “Permitted Class B Owners”).

Voting Rights

Holders of Class B Ordinary Shares are entitled to cast ten votes per each Class B Ordinary Share held as of the applicable record date. Generally, holders of all classes of Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by REE shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Specific actions set forth in REE’s Amended and Restated Articles may not be effected by REE without the prior affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. Such actions include the following:

●	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of our Amended and Restated Articles inconsistent with, or otherwise alter, any provision of its Amended and Restated Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares;

●	reclassify any outstanding Class A Ordinary Shares into shares having the right to have more than one vote for each share thereof, except as required by law;

●	issue any Class B Ordinary Shares (other than Class B Ordinary Shares issued to a Founder simultaneously with each Class A Ordinary Share issued to such Founder); or

●	authorize, or issue any shares of, any class or series of REE’s share capital having the right to more than one (1) vote for each share thereof.

Dividend Rights

Holders of Class B Ordinary Shares will not participate in any dividend declared by the board of directors.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of REE, holders of Class B Ordinary Shares will not be entitled to receive any distribution of REE assets of whatever kind.

Transfers

Holders of Class B Ordinary Shares are restricted from transferring such shares other than to a Permitted Class B Owner.

Mandatory Suspension

Each Class B Ordinary Share will be automatically suspended upon the tenth anniversary of the Closing. In addition, the Class B Ordinary Shares will be suspended and have no further voting rights with respect to any Founder:

(i)	who holds less than 33% of the Class A Ordinary Shares held by such Founder immediately following the Effective Time (including those underlying vested and unvested options);

(ii)	whose employment as an executive officer is terminated other than for cause or who resigns as an officer of REE and also ceases to serve as a director;

(iii)	who dies or is permanently disabled, except that if the other Founder holds Class B Ordinary Shares at such time, then the Class B Ordinary Shares held by the Founder who dies or is permanently disabled will automatically be transferred to the other Founder; or

(iv)	whose employment as an executive officer is terminated for cause.

A termination for cause requires a unanimous decision of the board of directors of REE other than the affected Founder. A termination for “Cause” shall occur 30 days after written notice by REE to a Founder (based upon the unanimous decision of the board of directors, other than such Founder) of a termination for Cause if such Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such 30 day cure period shall not be required, and such termination shall be effective 10 days after the date REE delivers notice of such termination for Cause. “Cause” shall mean REE’s termination of a Founder’s employment with REE or any of its subsidiaries as a result of: (i) fraud, embezzlement or any willful act of material dishonesty by such Founder in connection with or relating to such Founder’s employment with REE or any of its subsidiaries; (ii) theft or misappropriation of property, information or other assets by such Founder in connection with such Founder’s employment with REE or any of its subsidiaries which results in or would reasonably be expected to result in or would reasonably be expect to result in material loss, damage or injury to REE and its subsidiaries, their goodwill, business or reputation; (iii) such Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or would reasonably be expected to result in material loss, damage or injury to REE and its subsidiaries, their goodwill, business or reputation; (iv) such Founder’s use of alcohol or drugs while working that materially interferes with the ability of such Founder to perform such Founder’s material duties hereunder; (v) such Founder’s material breach of a material REE policy, or material breach of an REE policy that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation; or (vi) such Founder’s material breach of any of his obligations under the employment agreement between such Founder and REE, as in effect from time to time (the “Founder Employment Agreement”); provided, that, for clauses (i) - (vi) above, REE delivers written notice to such Founder of the condition giving rise to Cause within 90 days after its initial occurrence.

Repurchase

The Class B Ordinary Share will not be subject to repurchase.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Class A Ordinary Shares, proceeds from the sale of the Class A Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.

Registration Rights

Concurrently with the execution and delivery of the Merger Agreement, 10X Capital, its executive officers and directors (the “Insiders”), 10X Capital SPAC Sponsor I LLC (the “Sponsor”) and certain of the shareholders of REE as of immediately prior to the Merger entered into an Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”), which became effective on July 23, 2021, pursuant to which REE agreed to file a registration statement as soon as practicable upon receipt of a request from certain significant shareholders of REE to register the resale of certain registrable securities under the Securities Act. REE has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities, subject to required notice provisions to other shareholders party thereto. REE has also files a resale shelf registration statement to register the resale of Class A Ordinary Shares held by the Sponsor. In addition, in connection with the execution of the Investors’ Rights Agreement, 10X Capital has terminated the existing 10X Capital registration rights agreement.

The Investors’ Rights Agreement also provides that the Sponsor shall not transfer any of its Class A Ordinary Shares issued in connection with the Merger until (i) with respect to 25% of such shares, the date that is 90 days following the Closing Date, and (ii) with respect to 75% of such shares, the first to occur of (x) the date that is 12 months following the Closing Date and (y) such time as the closing price of the Class A Ordinary Shares equals or exceeds $13.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading days following the Closing Date. Further, each Insider shall not transfer any of its Class A Ordinary Shares issued in connection with the Merger until the date that is 180 days following the Closing Date. The foregoing restrictions on transfer of the Sponsor’s and the Insiders’ Class A Ordinary Shares shall terminate and no longer be applicable upon the date following the Closing Date on which REE completes a liquidation, merger, capital stock exchange, or other similar transaction that results in all of REE’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

The Investors’ Rights Agreement also provides that REE will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to their REE securities or 10X Capital securities, and all such prior agreements shall be terminated.

Shareholder Meetings

Under Israeli law, REE is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Amended and Restated Articles as special general meetings. REE’s board of directors may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that REE’s board of directors is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of REE’s issued and outstanding shares and 1% or more of REE’s outstanding voting power or (b) 5% or more of REE’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. REE’s Amended and Restated Articles will contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to the articles of association;

●	appointment, terms of service and termination of services of auditors;

●	appointment of directors, including external directors (if applicable);

●	approval of certain related party transactions;

●	increases or reductions of authorized share capital;

●	a merger; and

●	the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and REE’s Amended and Restated Articles, shareholders will not be permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to REE’s Amended and Restated Articles, the quorum required for REE’s general meetings of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33⅓% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting REE qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. Notwithstanding the foregoing, a quorum for a general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by REE shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Ordinary Shares - Shareholder Meetings.” Notwithstanding the foregoing, a quorum for any adjourned general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding.

Vote Requirements

REE’s Amended and Restated Articles provide that all resolutions of REE shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Amended and Restated Articles. Under the Companies Law, certain actions require the approval of a special majority, including:

(i)	an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest;

(ii)	the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary); and

(iii)	certain compensation-related matters described above under “Management - Compensation Committee” and “- Compensation Policy under the Companies Law.”

Under REE’s Amended and Restated Articles, the alteration of the rights, privileges, preferences or obligations of any class of REE’s shares (to the extent there are classes other than the Ordinary Shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Under REE’s Amended and Restated Articles, the approval of (i) a majority of the total voting power of the shareholders if Class B Shares remain outstanding and (ii) if no Class B Shares remain outstanding, a supermajority of at least 65% of the total voting power of the Shares is generally required to remove any of its directors from office, to amend such provision regarding the removal of any of its directors from office, or certain other provisions regarding the board, shareholder proposals, and the size of REE’s board. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution and pursuant to Section 350(a1) of the Companies Law, in light of the dual classes of its shares may require separate class votes.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of REE’s general meetings, REE’s shareholder register (including with respect to material shareholders), REE’s articles of association, REE’s financial statements, other documents as provided in the Companies Law, and any document REE is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in its possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. REE may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions; Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, no preferred shares have been authorized under REE’s Amended and Restated Articles. In the future, if REE authorizes, creates and issues a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent its shareholders from realizing a potential premium over the market value of Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to REE’s Amended and Restated Articles which requires the prior approval of the holders of a majority of the voting power of REE participating or otherwise represented in the shareholders’ meeting, provided that a quorum is present or otherwise represented at the meeting, and provided further, that in the event that such class of preferred shares shall have the right to more than one (1) vote for each share thereof, such authorization and designation shall also require the affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and REE’s Amended and Restated Articles, as described above under the paragraphs titled “- Shareholder Meetings,” “- Quorum” and “- Vote Requirements.”

Borrowing Powers

Pursuant to the Companies Law and REE’s Amended and Restated Articles, REE’s board of directors may exercise all powers and take all actions that are not required under law or under its Amended and Restated Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.

Changes in Capital

REE’s Amended and Restated Articles enable it to increase or reduce its share capital, provided that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Ordinary Shares. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by REE’s shareholders at a general meeting of shareholders, provided that modification to the rights attached to the Class B Ordinary Shares shall require approval of shareholders holding 100% of the then issued Class B Ordinary Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both REE’s board of directors and an Israeli court.

Exclusive Forum

REE’s Amended and Restated Articles provide that unless it consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. REE’s Amended and Restated Articles also provide that unless REE consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of REE, any action asserting a breach of a fiduciary duty owed by any of REE’s directors, officers or other employees to REE or its shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for Ordinary Shares is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York 10004, and its telephone number is 212-509-4000.

SELLING SECURITYHOLDERS

On July 22, 2021, we consummated the Business Combination.

The Selling Securityholders may offer and sell, from time to time, any or all of the Class A Ordinary Shares being offered for resale by this prospectus.

The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.

The table below provides information regarding the beneficial ownership of our Class A Ordinary Shares of each Selling Securityholder the number of Class A Ordinary Shares that may be sold by each Selling Securityholder under this prospectus prior to the offering and that each Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 240,571,718 Class A Ordinary Shares outstanding as of September 13, 2022.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. Beneficial ownership information is provided as of August 30, 2021, the date that the offering to which this prospectus relates commenced. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Class A Ordinary Shares
	Beneficially Owned Prior to Offering		Number Registered for Sale	Beneficially Owned After Offering
Name	Number	Percent	Hereby	Number	Percent
10X Capital SPAC Sponsor I LLC(1)	6,431,250	2.7%	6,431,250	-	-
AGR Trading SPC-Series EC Segregated Portfolio(2)	20,370	*	20,370	-	-
Alon Blue Square Israel Ltd.(3)	229,940	*	229,940	-	-
Alyeska Master Fund, L.P.(4)	1,000,000	*	1,000,000	-	-
Atalaya Special Purpose Investment Fund II LP(5)	240,000	*	240,000	-	-
Blackstone Aqua Master Sub-Fund(6)	500,000	*	500,000	-	-
Blue Square Real Estate Ltd.(7)	287,425	*	287,425	-	-
Boothbay Absolute Return Strategies, LP(8)	40,116	*	40,116	-	-
Clal Insurance Company Ltd.(9)	150,000	*	150,000	-	-
Clal Insurance Enterprises Holdings Ltd.(10)	136,000	*	136,000	-	-
Clal Insurance Ltd.(11)	806,368	*	806,368	-	-
Clal Pension and Provident Funds Ltd.(12)	1,107,632	*	1,107,632	-	-
Cohen REE PIPE LLC(13)	1,000,000	*	1,000,000	-	-
Corbin ERISA Opportunity Fund, Ltd.(14)	700,000	*	700,000	-	-
Corbin Opportunity Fund, L.P.(15)	760,000	*	760,000	-	-
Cowen Investments II LLC(16)	722,593	*	250,000	472,593	*
CVI Investments, Inc.(17)	500,000	*	500,000	-	-
Dor-Alon Energy in Israel (1988) Ltd.(18)	251,497	*	251,497	-	-
Electron Global Master Fund L.P.(19)	1,234,648	*	1,234,648	-	-
Electron Infrastructure Master Fund, L.P.(20)	904,866	*	904,866	-	-
Extra Holdings Israel Ltd.(21)	431,138	*	431,138	-	-
Ghisallo Master Fund LP(22)	1,250,000	*	1,250,000	-	-
Hazavim Limited Partnership(23)	150,000	*	150,000	-	-
Hazavim Long, LP(24)	150,000	*	150,000	-	-

Jane Street Global Trading, LLC (25)	820,400	*	750,000	70,400	*
Linden Capital L.P. (26)	1,000,000	*	1,000,000	-	-
Lugard Road Capital Master Fund, LP(27)	673,630	*	673,630	-	-
Luxor Capital Partners Long Offshore Master Fund, LP(28)	7,289	*	7,289	-	-
Luxor Capital Partners Long, LP(29)	21,771	*	21,771	-	-
Luxor Capital Partners Offshore Master Fund, LP(30)	438,010	*	438,010	-	-
Luxor Capital Partners, LP(31)	698,347	*	698,347	-	-
Luxor Wavefront, LP(32)	360,953	*	360,953	-	-
Magna International Inc.(33)	2,360,101	1.0%	2,360,101	-	-
Magna US Investments, Inc.(34)	100,000	*	100,000	-	-
Mahindra Overseas Investment Company (Mauritius) Ltd(35)	50,000	*	50,000	-	-
Masterplan Hedge Fund Limited Partnership(36)	400,000	*	400,000	-	-
Meitav Dash Provident Funds and Pension Ltd(37)	700,000	*	700,000	-	-
Entities affiliated with Millennium Management LLC(38)	4,749,224	2.0%	3,000,000	1,749,224	*
MMF LT, LLC(39)	700,000	*	700,000	-	-
More Provident Funds LTD(40)	1,500,000	*	1,500,000	-	-
REE-ACM LLC(41)	500,000	*	500,000	-	-
Schonfeld Strategic 460 Fund LLC(42)	1,000,000	*	1,000,000	-	-
Spring Creek Capital, LLC(43)	5,000,000	2.1%	5,000,000	-	-
The HGC Fund LP(44)	250,000	*	250,000	-	-
Topia Ventures, LLC(45)	1,000,000	*	1,000,000	-	-

*	Less than 1.0%.
(1)	Reflects the forfeiture of 1,500,000 Class A Ordinary Shares pursuant to the terms of the Letter Agreement. The address of 10X Capital SPAC Sponsor I LLC is 1 World Trade Center, 85th Floor, New York, NY 10007. Hans Thomas has voting and investment discretion with respect to the common stock held of record by 10X Capital SPAC Sponsor I LLC.
(2)	The address of AGR Trading SPC-Series EC Segregated Portfolio is 10 East 53rd Street, 19th Floor, New York, NY 10022. James Shaver, the Managing Member of the AGR Trading SPC-Series EC Segregated Portfolio Sub-Investment Advisor, Electron Capital Partners, LLC, has the power to vote or dispose of the securities reported.
(3)	The address of Alon Blue Square Israel Ltd. is 132 Derech Menachem Begin, Tel-Aviv, Israel 6701101. Mordechay Ben-Moshe is the sole shareholder of Extra Holdings Israel Ltd. (“Extra”), which is the sole shareholder of Alon Blue Square Israel LTD. (“BSI”) and has the power to vote or dispose of the shares reported, subject to the provisions of the articles of association of each of Extra and BSI, and applicable law. BSI holds approximately 58.3% of the shares of Blue Square Real Estate Ltd and approximately 73.9% of the shares of Dor Alon Energy in Israel (1988) Ltd.
(4)	The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601. Alyeska Investment Group, L.P. is the investment manager of Alyeska Master Fund, L.P. and has voting and dispositive power of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares.
(5)	The address of Atalaya Special Purpose Investment Fund II LP is One Rockefeller Center, New York, NY 10020. Ivan Zinn is the Chief Investment Officer of Atalaya Special Purpose Investment Fund II LP and has voting and dispositive power of the securities reported.
(6)	The address of Blackstone Aqua Master Sub-Fund is c/o The Blackstone Group Inc., 345 Park Avenue, New York, NY 10154. Blackstone Aqua Master Sub-Fund is a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each, other than the Aqua Fund to the extent of its direct holdings, disclaims beneficial ownership of such securities.

(7)	The address of Blue Square Real Estate Ltd. is c/o Extra Holdings Israel Ltd., 132 Derech Menachem Begin, Tel Aviv, Israel 6701101. Mordechay Ben-Moshe is the sole shareholder of Extra. Extra is the sole shareholder of BSI. BSI holds 58.31% of the share capital of Blue Square Real Estate Ltd., or 56.2% on a fully diluted basis. Extra holds 1.86% of the share capital of Blue Square Real Estate Ltd., or 1.77% on a fully diluted basis.
(8)	The address of Boothbay Absolute Return Strategies, LP is 10 East 53rd Street, Floor 19, New York, NY 10022. James Shaver is the Managing Member of Boothbay Absolute Return Strategies’ Sub-Investment Advisor, Electron Capital Partners, LLC, and has voting and dispositive power of the securities reported.
(9)	The address of Clal Insurance Company Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Insurance Company Ltd. is managed by a subsidiary of Clal Insurance Enterprises Holdings Ltd. The subsidiary operates under independent management and makes independent voting and investment decisions. The subsidiary and Clal Insurance Company Ltd. disclaim beneficial ownership of the securities reported.
(10)	The address of Clal Insurance Enterprises Holdings Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Insurance Enterprises Holdings Ltd. makes independent voting and investment decisions. Clal Insurance Enterprises Holdings Ltd. disclaims beneficial ownership of the securities reported.
(11)	The address of Clal Insurance Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Insurance Ltd. makes independent voting and investment decisions. Clal Insurance Ltd. disclaims beneficial ownership of the securities reported.
(12)	The address of Clal Pension and Provident Funds Ltd. is 36 Raul Wallenberg Road, Building 8, Tel Aviv, Israel 6136902. Clal Pension and Provident Funds Ltd. is a wholly-owned subsidiary of Clal Insurance Company Ltd. and is managed by a subsidiary of Clal Insurance Enterprises Holdings Ltd. The subsidiary operates under independent management and makes independent voting and investment decisions. The subsidiary and Clal Pension and Provident Funds Ltd. disclaim beneficial ownership of the securities reported.
(13)	The address of Cohen REE PIPE LLC is 3 Columbus Circle, Suite 2400, New York, NY 10019. Lester Brafman is the Chief Executive Officer of Cohen & Company LLC and has voting and dispositive power over the securities reported.
(14)	The address of Corbin ERISA Opportunity Fund, Ltd. is 590 Madison Ave, Floor 31, New York, NY 10022. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares.
(15)	The address of Corbin Opportunity Fund, L.P. is 590 Madison Ave, Floor 31, New York, NY 10022. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of this Selling Securityholder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Bergstrom disclaims beneficial ownership of such shares.
(16)	The address of Cowen Investments II LLC is 599 Lexington Avenue, New York, NY 10022. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Mr. Jeffrey Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. Mr. Solomon disclaims beneficial ownership of the shares reported herein. Cowen Investments II LLC is an affiliate of Cowen and Company, LLC, a registered broker-dealer and FINRA member.
(17)	The address of CVI Investments, Inc. (“CVI”) is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111. Heights Capital Management, Inc., the authorized agent of CVI, has voting and dispositive power over the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have voting and dispositive power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the registration statement of shares purchased by the investor in this Offering.
(18)	The address of Dor-Alon Energy in Israel (1988) Ltd. is c/o Dor-Alon Energy in Israel (1988) Ltd., France Building, GreenWork Park, Yakum, Israel (“Dor-Alon”). Dor-Alon is an Israeli public company, and its shares are listed for trading on the Tel Aviv Stock Exchange. The controlling shareholder of Dor-Alon is Mr. Mordechay Ben-Moshe. Mr. Ben-Moshe owns (indirectly) 76.04% of Dor-Alon’s issued and outstanding share capital.
(19)	The address of Electron Global Master Fund L.P. is 10 East 53rd Street, Floor 19, New York, NY 10022. James Shaver is the Managing Member of Electron GP, LLC and has voting and dispositive power over the securities reported.
(20)	The address of Electron Infrastructure Master Fund, L.P. is 10 East 53rd Street, Floor 19, New York, NY 10022. James Shaver is the Managing Member of Electron Infrastructure GP, LLC and has voting and dispositive power over the securities reported.
(21)	The address of Extra Holdings Israel Ltd. is 132 Derech Menachem Begin, Tel Aviv, Israel 6701101. Mordechay Ben-Moshe is the sole shareholder of Extra Holdings Israel Ltd. and has voting and dispositive power over the securities reported.
(22)	The address of Ghisallo Master Fund LP is 190 Elgin Avenue, Georgetown, Grand Cayman, Cayman Islands KY 1-9008. Michael Germino is the managing member of Ghisallo Capital Management LLC, the investment manager of Ghisallo Master Fund LP, and has the power to vote or dispose of the securities reported.

(23)	The address of Hazavim Limited Partnership is Bar Cocva 21 St, Bnei Brak, Israel. Yoram Hadar has the power to vote or dispose of the securities reported.
(24)	The address of Hazavim Long, LP is Bar Cocva 21 St, Bnei Brak, Israel. Yoram Hadar has the power to vote or dispose of the securities reported.
(25)	The address of Jane Street Global Trading, LLC is 250 Vesey Street, Floor 3, New York, NY 10281. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the operating committee of Jane Street Group, LLC and accordingly may be deemed to have voting and dispositive power with respect to the shares held by Jane Street Global Trading, LLC. Each of Mr. Jenkins and Mr. Granieri disclaims such beneficial ownership except to the extent of a pecuniary interest therein.
(26)	The address of Linden Capital L.P. is 590 Madison Ave, Floor 15, New York, NY 10022. The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.
(27)	The address of Lugard Road Capital Master Fund, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Jonathan Green is a Partner at Lugard Road Capital Master Fund and has voting and dispositive power over the securities reported.
(28)	The address of Luxor Capital Partners Long Offshore Master Fund, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners Long Offshore Master Fund and has voting and dispositive power over the securities reported.
(29)	The address of Luxor Capital Partners Long, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners Long, LP and has voting and dispositive power over the securities reported.
(30)	The address of Luxor Capital Partners Offshore Master Fund, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners Offshore Master Fund, LP and has voting and dispositive power over the securities reported.
(31)	The address of Luxor Capital Partners, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Capital Partners, LP and has voting and dispositive power over the securities reported.
(32)	The address of Luxor Wavefront, LP is 1114 Avenue of the Americas, Floor 28, New York, NY 10036. Christian Leone is a managing member of Luxor Wavefront, LP and has voting and dispositive power over the securities reported.
(33)	Sole investment and voting power of the reported shares is exercised by Magna International Inc. (“Magna International”), acting through its management. Magna International’s management team is comprised of Seetarama (Swamy) Kotagiri, the Chief Executive Officer, Vincent J. Galifi, the Chief Financial Officer, Tommy J. Skudutis, the Chief Operating Officer, Guenther F. Apfalter, the President of Magna Europe and Asia, Bruce R. Cluney, the Executive Vice President and Chief Legal Officer, Sherif S. Marakby, the Executive Vice President of Research and Development, Aaron D. McCarthy, the Executive Vice President and Chief Human Resources Officer, and Eric J. Wilds, the Chief Sales and Marketing Officer. The address of Magna International and the business address of each of the aforementioned persons is 337 Magna Drive, Aurora, Ontario L4G 7K1, Canada.
(34)	The address of Magna US Investments, Inc. is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, USA 19808. Magna US Investments, Inc. is a subsidiary of Magna International, a public company listed on the New York Stock Exchange and the Toronto Stock Exchange. Sole investment and voting power of the shares is exercised by Magna International, acting through its management. Magna International’s management team is comprised of Seetarama (Swamy) Kotagiri, the Chief Executive Officer, Vincent J. Galifi, the Chief Financial Officer, Tommy J. Skudutis, the Chief Operating Officer, Guenther F. Apfalter, the President of Magna Europe and Asia, Bruce R. Cluney, the Executive Vice President and Chief Legal Officer, Sherif S. Marakby, the Executive Vice President of Research and Development, Aaron D. McCarthy, the Executive Vice President and Chief Human Resources Officer, and Eric J. Wilds, the Chief Sales and Marketing Officer. Each member of Magna International’s management team has shared voting and investment power over the shares. Each member of management disclaims any beneficial ownership of the reported shares.
(35)	The address of Mahindra Overseas Investment Company (Mauritius) Ltd is Sanne House, TwentyEight Cybercity, Ebene, Mauritius 72201. Voting and dispositive power over the securities is vested with the board of directors of Mahindra Overseas Investment Company (Mauritius) Ltd comprising of Messrs S.P. Shukla, Prakash Wakankar, and Zakir Hussein Niamut.
(36)	The address of Masterplan Hedge Fund Limited Partnership is Bar Cocva 21 St, Bnei Brak, Israel. Yoram Hadar has the power to vote or dispose of the securities reported.
(37)	The address of Meitav Dash Provident Funds and Pension Ltd in 30 Sheshet Hayamim Road, Bnei Brak, Israel 5112303. Meitav Dash Provident Funds and Pension Ltd has the power to vote or dispose of the securities reported.

(38)	Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owns 3,566,522 shares of the reported Class A Ordinary Shares, representing 1.6% of the Class A Ordinary Shares outstanding, of which 2,750,000 are registered for sale hereby and 816,522 will be beneficially owned after the offering. Riverview Group LLC, a Delaware limited liability company (“Riverview Group”), beneficially owns 1,125,000 of the reported Class A Ordinary Shares, representing less than 1% of the Class A Ordinary Shares outstanding, of which 250,000 are registered for sale hereby and 875,000 will be beneficially owned after the offering. Each of ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS”), and ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS II”), beneficially owns 57,702 Class A Ordinary Shares, respectively, none of which are registered for sale hereby and all of which will be beneficially owned after the offering. Millennium International Management LP, a Delaware limited partnership (“Millennium International”), is the investment manager to ICS and ICS II and may be deemed to have shared voting control and investment discretion over the securities owned by ICS and ICS II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of each of Integrated Core Strategies and Riverview Group, and may be deemed to have shared voting control and investment discretion over the securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS and ICS II and may also be deemed to have shared voting control and investment discretion over the securities owned by ICS and ICS II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over the securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International and may also be deemed to have shared voting control and investment discretion over the securities owned by ICS and ICS II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over the securities reported. The address of each entity is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.
(39)	Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(40)	The address of More Provident Funds LTD is 2, Ben Gurion, Ramat Gan, Israel. Ori Keren is the Chief Investment Officer and has voting and dispositive power over the securities reported.
(41)	The address of REE-ACM LLC is One Rockefeller Center, New York, NY 10020. Ivan Zinn is the Chief Investment Officer and has voting and dispositive power over the securities reported.
(42)	Schonfeld Strategic Advisors LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any other purpose. The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Floor 19, New York, NY 10022.
(43)	The address of Spring Creek Capital, LLC is 4111 E 37th Street N Wichita, Kansas 67220. Eric K. Butcher is the President of Spring Creek Capital, LLC and has the power to vote or dispose of the securities reported. Mr. Butcher disclaims beneficial ownership.
(44)	The address of The HGC Fund LP is 601-366 Adelaide St W, Toronto, ON M5V 1R9. The securities are held in trust by Gundy Co ITF The HGC Fund LP. Sean Kallir is the Chief Executive Officer of The HGC Fund LP and has the power to vote or dispose of the securities reported.
(45)	Consists of 1,000,000 shares of common stock held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC. Mr. David Broser is the managing member of Topia Ventures Management, LLC and has voting and dispositive power with respect to the shares. The address for Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, NY 10018.

Material Relationships with the Selling Securityholders

The Selling Securityholders include certain of our directors, major shareholders and their affiliates. For a description of our material relationships with such Selling Securityholders and their affiliate, see the sections of our annual report on Form 20-F for the year ended December 31, 2021 filed with the SEC, titled “Item 6. Directors, Senior Management and Employees” and “Item 7. Major Shareholders and Related Party Transactions.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the ownership and disposition of Class A Ordinary Shares. This discussion applies only to the Class A Ordinary Shares, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of Class A Ordinary Shares. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. REE has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;

●	regulated investment companies and real estate investment trusts;

●	brokers, dealers, or traders in securities;

●	traders in securities that elect to mark to market;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the U.S.;

●	persons holding Class A Ordinary Shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Ordinary Shares, being taken into account in an applicable financial statement;

●	persons that actually or constructively own 5% or more (by vote or value) of the outstanding Class A Ordinary Shares;

●	Founders, sponsors, officers or directors of 10X Capital;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

●	S corporations, partnerships, or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received Class A Ordinary Shares, pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class A Ordinary Shares, the tax treatment of a partner in such partnership will depend on the status of the owner of or participant in the entity or arrangement, the activities of the entity or arrangement, and certain determinations made at the owner or participant level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Class A Ordinary Shares, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation) created or organized in, or under the laws of, the U.S., any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES.

U.S. Federal Income Tax Treatment of REE

Tax Residence of REE for U.S. Federal Income Tax Purposes

Although REE is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because REE is not so created or organized (but is instead incorporated only in Israel), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

REE indirectly acquired substantially all of the assets of 10X Capital through the Merger. As a result, Section 7874 of the Code may apply to cause REE to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, 10X Capital and REE expect that the Section 7874 Percentage of 10X Capital stockholders in REE should be less than 80% after the Merger. Accordingly, REE is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Moreover, former holders of 10X Capital Common Stock may be deemed to own an amount of Class A Ordinary Shares in respect to certain redemptions by former holders of 10X Capital Common Stock prior to the Merger for purposes of determining the ownership percentage of former holders of 10X Capital Common Stock under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of REE as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 REE’s status as a foreign corporation for U.S. federal income tax purposes, REE and certain REE shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on REE and future withholding taxes on certain REE shareholders. In particular, holders of Class A Ordinary Shares would be treated as holders of stock of a U.S. corporation.

However, even if the Section 7874 Percentage was such that REE were still respected as a foreign corporation under Code Section 7874, REE may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If REE were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of REE attributable to the Merger for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that REE will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of 10X Capital’s Tax Attributes and Certain Other Adverse Tax Consequences to REE and REE’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Merger and the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, 10X Capital and REE expect that the Section 7874 Percentage should be less than 60% after the Merger. Accordingly, the limitations and other rules described above are not expected to apply to REE or 10X Capital after the Merger.

If the Section 7874 Percentage applicable to the Merger is at least 60% but less than 80%, REE and certain of REE’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by REE include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that 10X Capital will have a significant amount of inversion gain as a result of the Merger.

The determination that the Section 7874 Percentage should be less than 60% after the Merger is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. There can be no assurance that the IRS will not challenge whether REE is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to REE, significant adverse tax consequences could result for REE and for certain REE shareholders, including a higher effective corporate tax rate on REE U.S. Holders.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares to U.S. Holders

Distributions on Class A Ordinary Shares

If REE makes distributions of cash or property on the Class A Ordinary Shares, such distributions will be treated first as a dividend to the extent of REE’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as gain from the sale or exchange of the shares. The amount of any such distribution will include any amounts withheld by REE (or another applicable withholding agent). If REE does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “- Utilization of 10X Capital’s Tax Attributes and Certain Other Adverse Tax Consequences to REE and REE’s Shareholders” and below under “- Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the U.S. or (b) REE is eligible for the benefits of a qualifying income tax treaty with the U.S. that includes an exchange of information program;

●	REE is neither a PFIC (as discussed below under below under “- Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for REE’s taxable year in which the dividend is paid or the preceding taxable year;

●	the U.S. Holder satisfies certain holding period requirements;

●	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and

●	the taxpayer does not take the dividends into account as investment income under Code Section 163(d)(4)(B).

There can be no assurances that REE will be eligible for benefits of an applicable comprehensive income tax treaty between the U.S. and Israel. In addition, there also can be no assurance that Class A Ordinary Shares will be considered “readily tradable” on an established securities market in accordance with applicable legal authorities. Furthermore, REE will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “- Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Class A Ordinary Shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on Class A Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by REE with respect to the Class A Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income”. Moreover, Treasury regulations that apply to taxable years beginning on or after December 28, 2021 may in some circumstances prohibit a U.S. Holder from claiming a foreign tax credit unless the taxes are creditable under an applicable treaty and the holder is eligible for benefits under the treaty and elects its application. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing the holder’s taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange, Redemption or Other Taxable Disposition of Class A Ordinary Shares

Subject to the discussion below under “- Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Class A Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Class A Ordinary Shares generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Class A Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source income or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the U.S. and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. In addition, Treasury regulations that apply to taxable years beginning on or after December 28, 2021 may preclude a U.S. Holder from claiming a foreign tax credit with respect to Israeli taxes on gain from dispositions of Class A ordinary shares unless the U.S. Holder is eligible for benefits under the Treaty and elects its application and other applicable requirements are satisfied. The rules governing foreign tax credits and deductibility of foreign taxes are complex and U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Class A Ordinary Shares could be materially different from that described above, if REE is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. An entity treated as a foreign corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

●	at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income); or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, REE will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which REE own, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of REE and its subsidiaries’ income, assets, structure and operations and certain factual assumptions,, there is a substantial risk that REE was a PFIC for U.S. federal income tax purposes for 2021, and REE may be a PFIC for U.S. federal income tax purposes for current or future taxable years.

Nevertheless, whether REE is treated as a PFIC is determined on an annual basis. The determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of REE’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Furthermore, the value of our gross assets is likely to be determined in part by reference to our market capitalization, which may fluctuate significantly. Thus, no assurance can be given as to whether REE will be a PFIC for the current or any future taxable year. In addition, REE’s U.S. counsel expresses no opinion with respect to REE’s PFIC status for 2021 or current or future taxable years.

Under the PFIC rules, if REE were considered a PFIC at any time that a U.S. Holder owns Class A Ordinary Shares, REE would generally continue to be treated as a PFIC with respect to such holder in a particular year unless (i) REE has ceased to be a PFIC and (ii) (a) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s Class A Ordinary Shares in which REE was a PFIC, (b) a valid mark-to-market election (as described below) is in effect for the particular year, or (c) the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a “deemed sale” election is made, a U.S. Holder will be deemed to have sold its Class A Ordinary Shares at their fair market value on the last day of the last taxable year in which REE is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the “deemed sale” election, the Class A Ordinary Shares with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless REE subsequently becomes a PFIC.

For each taxable year that REE is treated as a PFIC with respect to a U.S. Holder’s Class A Ordinary Shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge of Class A Ordinary Shares and under certain transfers of Class A Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its Class A Ordinary Shares (collectively the “excess distribution rules”), unless, with respect to the Class A Ordinary Shares, the U.S. Holder makes a valid QEF or mark-to-market election as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. Holder’s holding period for the Class A Ordinary Shares that preceded the taxable year of the distribution will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of REE’s first taxable year in which REE is a PFIC, will be treated as ordinary income;

●	the amount allocated to each other taxable year (or portions thereof) of the U.S. Holder and included in such holder’s holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. Holder’s other items of income and loss for such year; and

●	the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital gains, even though the U.S. Holder holds the Class A Ordinary Shares as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which REE may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that REE does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of REE’s subsidiaries.

If REE is a PFIC, a U.S. Holder of shares in REE may avoid taxation under the excess distribution rules described above in respect to the Class A Ordinary Shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. Holder may make a QEF election with respect to its Class A Ordinary Shares only if REE provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. There can be no assurance, however, that REE will have timely knowledge of its status as a PFIC in the future or that REE will timely provide such information for such years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

A U.S. Holder that makes a QEF election with respect to its Class A Ordinary Shares would generally be required to include in income for each year that REE is treated as a PFIC the U.S. Holder’s pro rata share of REE’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Class A Ordinary Shares. Any net deficits or net capital losses of REE for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in the Class A Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on the Class A Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Class A Ordinary Shares by a corresponding amount. If REE owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to REE’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that REE will have timely knowledge of the status of any such Lower-Tier PFIC. In addition, REE may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance REE will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election effective from the first taxable year of a U.S. Holder’s holding period for the Class A Ordinary Shares in which REE is a PFIC (or a mark-to-market election, as discussed below), then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its Class A Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Class A Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of the “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Class A Ordinary Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its Class A Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

U.S. Holders should consult their tax advisors as to the availability and desirability of a QEF election.

Alternatively, if REE is a PFIC and Class A Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for such holder’s Class A Ordinary Shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its Class A Ordinary Shares, such U.S. Holder generally will include in income for each year that REE is treated as a PFIC with respect to such Class A Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Class A Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class A Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Class A Ordinary Shares previously included in income. A U.S. Holder’s basis in the Class A Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions REE makes would generally be subject to the rules discussed above under “- Distributions on Class A Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Class A Ordinary Shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Class A Ordinary Shares will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Class A Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Class A Ordinary Shares in which REE is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to the Class A Ordinary Shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to such holder’s Class A Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if REE is a PFIC.

The rules dealing with PFICs and with the QEF, “deemed sale,” and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Class A Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Class A Ordinary Shares.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Class A Ordinary Shares. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Class A Ordinary Shares that is for U.S. federal income tax purposes not a U.S. Holder, including:

●	a nonresident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	a foreign estate or trust;

but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition of Class A Ordinary Shares (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to 10X Capital Common Stock or the ownership and disposition of Class A Ordinary Shares.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) dividends of cash or property (including constructive distributions treated as dividends as further described under the heading “U.S. Holders - U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares to U.S. Holders - Possible Constructive Distributions”) paid or deemed paid to a Non-U.S. Holder in respect of Class A Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of Class A Ordinary Shares by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless:

●	the gain or dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

●	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of Class A Ordinary Shares, and the proceeds received on the disposition of Class A Ordinary Shares effected within the U.S. (and, in certain cases, outside the U.S.), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Class A Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of their Class A Ordinary Shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Class A Ordinary Shares and proceeds from the sale of other disposition of Class A Ordinary Shares received in the U.S. by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Class A Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli tax laws applicable to REE, and certain Israeli Government programs that may benefit REE. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of Class A Ordinary Shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, REE cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is 23% as of 2018 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 5721-1961 (the “Ordinance”). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

●	amortization of the cost of purchased patent, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

●	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

●	expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	the research and development must be for the promotion of the company; and

●	the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations - 0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals - 20% (iii) non-Israeli residents (individuals and corporations) - 20%, subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for a reduced tax rate.

REE currently does not intend to implement the 2011 Amendment.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A”. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. It should be noted that the proportion of income that may be considered Preferred Technological Income and enjoy the tax benefits described above, should be calculated according to the Nexus Formula, which is based on the proportion as that of qualifying expenditures in the IP compared to overall expenditures. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the tax rate will be 4%. However, the withholding tax rate applicable to distribution of dividend from Preferred Technological Income to non-Israeli residents is generally 25%, which may be reduced by applying in advance for a withholding certificate from the ITA. The above reduced withholding tax rates may require filing an application in advance for a withholding certificate from the ITA REE believes that it may be eligible for the tax benefits under the 2017 Amendment.

Taxation of our shareholders

Capital gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares in Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to Israeli resident shareholders

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2022). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest and linkage differences expenses in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2022) plus an additional excess tax of 3% as described below. Certain Israeli institutions who are exempt from tax under Section 9(2) or Section 129C(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. If any such case occurs, the sale, exchange or disposition of our Ordinary Shares by the U.S. Resident would be subject to Israeli tax, unless exempt under Israeli domestic law as described above. However, under the United States Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the United States Israel Tax Treaty or in the United States federal income tax laws applicable to foreign credits.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or obtain a specific exemption from the ITA to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Ordinance and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.

Taxation of Israeli shareholders on receipt of dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25% or 30% if the dividends recipient is a “substantial shareholder” at the time of distribution or at any time during the preceding 12 months period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). Such withholding rates may be reduced if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise or a reduced rate provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Technological Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from a Preferred Enterprise or Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be generally exempt from filing a tax return in Israel, provided that (i) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to additional Surtax (see below) in accordance with Section 121B of the Ordinance.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares or interests in Ordinary Shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Ordinary Shares or interests in Ordinary Shares on any stock exchange, market or trading facility on which the or Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Ordinary Shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of Ordinary Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents.

We will not receive any of the proceeds from this offering.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, our Ordinary Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Class A Ordinary Shares by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

U.S. Dollar
SEC Registration Fee	$—
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	7,500
Printing Expenses	5,000
Miscellaneous Expenses	—
Total	$52,500

LEGAL MATTERS

The legality of the Class A Ordinary Shares offered by this prospectus and certain other Israeli legal matters has been passed upon by Zemah Schneider & Partners, Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of REE Automotive Ltd. as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019, appearing in REE Automotive Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2021, as filed with the SEC on March 28, 2022, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a post-effective amendment on Form F-3, including exhibits thereto, to our registration statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the Class A Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement or exhibits. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K. The SEC maintains an internet website that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also make available on our website, free of charge, all such SEC filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is https://www.ree.auto. The references to the SEC’s and our website are inactive textual references only, and information contained therein or connected thereto is not incorporated into this prospectus.

As a “foreign private issuer”, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements (including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and the other two most highly compensated executive officers on an individual, rather than an aggregate, basis), and our executive our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” into this prospectus the information we file with or furnish to the SEC, which means that the Company can disclose important information to you by referring you to those documents. The Company hereby incorporates by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents:

●	the Company’s annual report on Form 20-F filed with the SEC on March 28, 2022 (the “Form 20-F”);

●	the Company’s reports of foreign private issuer on Form 6-K furnished to the SEC on August 26, 2022;

●	the GAAP financial statements (including notes) contained in Exhibit 99.2 of the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on May 17, 2022;

●	the GAAP financial statements (including notes) contained in Exhibit 99.2 and the information contained in Exhibit 99.3 of the Company’s report of foreign private issuer on Form 6-K furnished to the SEC on August 16, 2022; and

●	the description of our ordinary shares contained in Exhibit 2.6 to our annual report on Form 20-F for the fiscal year ended December 31, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, reports of foreign private issuer on Form 6-K furnished by the Company to the SEC, in each case, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as prior to the completion or termination of the offering of securities under this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement hereto where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement hereto.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus, at no cost to the requester, upon written or oral request to us at the following address:

REE Automotive Ltd.

Kibbutz Glil-Yam

4690500, Israel

+ 972 0778995193

Documents may also be available on our website at https://www.ree.auto. Information contained on our website does not constitute part of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and executive officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors and executive officers are located outside of the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

We have been informed by our Israeli counsel, Goldfarb Seligman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the basis that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Securities Exchange Act of 1934, as amended, the Exchange Act, and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things, the following key conditions are met:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the judgment is enforceable according to the law of the foreign state in which the relief was granted;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel; and

●	the substance of the judgment and its enforcement is not contrary to the law, public policy, security or sovereignty of the State of Israel.

Even if the above conditions are met, an Israeli court will not enforce a U.S. judgment in a civil matter if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases and a request by the attorney general);

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in NIS at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in non-Israeli currency. Pending collection, the amount of the judgment of an Israeli court stated in NIS ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

REE AUTOMOTIVE LTD.

Prospectus dated September 22, 2022